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                                                                   EXHIBIT 2.1.1

                     AMENDMENT NO. 1 TO PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO THE PURCHASE AGREEMENT is made as of this 1st day of October, 1999, among U.S. Silica Company, a Delaware Corporation; Joseph H. Shearer; R. Scott Shearer; CATS, Inc., a Pennsylvania corporation; the JHS Family Partnership, a Pennsylvania limited partnership; the RSS Family Partnership, a Pennsylvania limited partnership; and the Dell H. Shearer Grandchildren's Trust, a Pennsylvania Trust.

     WHEREAS, the parties previously entered into a Purchase Agreement dated as of August 26, 1999 ("Purchase Agreement") and now desire to amend the Purchase Agreement in certain respects as set forth herein;

     NOW THEREFORE, in consideration of this premise and intending to be legally bound hereby, the parties hereto agree as follows:

     1. The term "Sellers" shall be deleted and replaced with the term "Shareholders" in Section 2.5(b) of the Purchase Agreement.

     2. The following two new paragraphs shall be added to Section 2.5(b) of the Purchase Agreement:

          Buyer agrees that if and when Commercial or Buyer receives all or any portion of the S Corp Tax Deposit, Buyer shall or shall cause Commercial to pay to the Shareholders the full amount so received within three business days after receipt thereof. If (i) Commercial or Buyer receives notification that the IRS has offset the full amount of the S Corp Tax Deposit, or (ii) the amount so received by Commercial or the Buyer and paid to the Shareholders is not equal to the full amount of the S Corp Tax Deposit, because such full amount has been offset by the IRS, and, in either case, such offset is in respect of Tax Liabilities of Commercial or the Buyer related to any period beginning on or after the Closing Date (a "Buyer Caused Offset"), then the Buyer shall also pay to the Shareholders the amount of such Buyer Caused Offset. If, however, any such offset is in respect of Tax liabilities of Commercial or the Shareholders related to any period occurring prior to the Closing Date, then the Buyer shall only be responsible for paying to the Shareholders such amount that has been actually received by Commercial or Buyer (plus the amount of any Buyer Caused Offset, if any).

          Upon payment by the Buyer or Commercial to the Shareholders of the amounts required by this Section 2.5(b), the Buyer and the Shareholders shall (i) execute and deliver to Lion Abstract Limited Partnership a joint written instruction stating that the Escrow Agreement for the S Corp Tax Deposit is terminated, effective immediately and (ii) execute and deliver a joint written instruction to Banque Nationale De Paris, New York Branch instructing Banque Nationale De Paris, New York Branch to immediately cancel the letter of credit for the S Corp Tax Deposit, provided the letter of credit in respect of the S Corp Tax Deposit has not terminated in accordance with its terms.
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     3.   The parties agree that the information and documents referenced in clauses (a) and (b) of the first sentence of Section 12.5 of the Purchase Agreement shall include, without limitation, all that necessary or desirable in determining the boundaries of the Property.

     4. The Sellers agree that $4,000,000 of the Aggregate Purchase Price owed to Joseph H. Shearer as a Seller of the Acquired Shares and $4,000,000 of the Aggregate Purchase Price owed to R. Scott Shearer a Seller of the Acquired Shares shall be used to fund the Closing Escrow Amount.

     5. This Amendment may be executed in one or more counterparts, all of which together shall be deemed to be one and the same instrument binding upon the parties hereto.

     6. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

     7. This Amendment shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

     8. Except as specifically amended by this Amendment, the Purchase Agreement and the provisions thereof shall continue in full force and effect without modification.

     9. Capitalized terms not defined herein shall have the meaning assigned to them in the Purchase Agreement.


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:

US SILICA COMPANY                                Sellers:

By: /s/                                          SHAREHOLDERS:
   ------------------

                                                 /s/ Joseph H. Shearer
                                                 ---------------------------

                                                 Joseph H. Shearer

                                                 /s/ R. Scott Shearer
                                                 ---------------------------

                                                 R. Scott Shearer

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                                         COMMERCIAL AGGREGATES TRANSPORTATION
                                         AND SALES, L.P.

                                         By:  CATS, Inc., General Partner

                                         By: /s/
                                            ---------------------------------

                                         Title:  Pres.
                                               ------------------------------

                                         By:  JHS Family Partnership

                                         By: /s/
                                            ---------------------------------

                                         General Partner

                                         By:  RSS Family Partnership

                                         By: /s/
                                            ---------------------------------

                                         General Partner

                                         By: The Dell H. Shearer Grandchildren's
                                         Trust

                                         By: /s/
                                            ---------------------------------

                                         Co-Trustee

                                         By: /s/
                                            ---------------------------------

                                         Co-Trustee

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